Exhibit 10(p)(4)

AMENDMENT FOUR TO MARKETING AGREEMENT

THIS FOURTH AMENDMENT TO THE MARKETING AGREEMENT, effective as indicated herein, by and between American National Insurance Company (“American National”), an insurance company organized under the laws of the state of Texas, and Legacy Marketing Group (“LMG”), a California corporation.

WHEREAS, American National and LMG entered into a Marketing Agreement, dated November 15, 2002, as amended, (“Agreement”), wherein LMG agreed to provide specified services relating to the marketing of certain insurance policies issued by American National;

WHEREAS, American National and Legacy desire to amend to the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do agree as follows:

1.

“American National acknowledges that LMG receives an asset-based trail commissions on the policies marketed by LMG, pursuant to either its marketing and administrative agreements between the parties.  Effective November 15, 2007, LMG hereby assigns, with American National’s consent, all American National asset-based trail commissions to Legacy TM, LP.  LMG agrees that American National’s payment of such asset-based trail commissions to Legacy TM, LP satisfies American National’s obligations to LMG with respect to such asset-based trail commissions.  American National shall pay such asset-based trail commissions to Legacy TM, LP as long as each such policy generating such asset-based trail commissions remains in force.”

All other provisions in the Agreement not specifically amended above remain in effect and unchanged.

IN WITNESS HEREOF, the parties hereto have executed this Amendment.

Legacy Marketing Group

American National Insurance Company

By: /s/ R. Preston Pitts

By: /s/ David Behrens

Printed Name: R. Preston Pitts, President

Printed Name: David Behrens

Title: President

Title: Executive Vice President

Date: October 31, 2007

Date: November 8, 2007